As filed with the Securities and Exchange Commission on April 19, 2022.

No. 333-264188

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROJECT ROADRUNNER PARENT INC.

Delaware	02-0698101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

434 W. Ascension Way

6th Floor

Murray, Utah, 84123

(312) 324-7820

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Sean Radcliffe

434 W. Ascension Way

6th Floor

Murray, Utah, 84123

(312) 324-7820

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward, P.C. Bradley C. Reed, P.C. Alexander M. Schwartz Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Alison A. Haggerty Richard A. Kline Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Rachel D. Phillips Andrew P. Silver John E. Sorkin Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 (212) 596-9394

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the closing of the Transactions described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company”: in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 is being filed solely to file Exhibit 8.1 to this registration statement on Form S-4 (File No. 333-264188), and to accordingly update the Exhibit Index. No changes or additions are being made hereby to the proxy statement/prospectus constituting Part I of the registration statement. Accordingly, the proxy statement/prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the registrant against liability, including liability under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant has directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrant in connection with the performance of their respective duties.

Delaware Corporations

Under Section 145 of the General Corporation Law of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party (other than an action by or in the right of the corporation), by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Each of the Certificates of Incorporation of R1 RCM Inc. and R1 RCM Holdco Inc. allows for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificates of Incorporation of R1 RCM Inc. and R1 RCM Holdco Inc. contain such a provision.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. The following documents are filed as exhibits hereto unless otherwise indicated:

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

2.1	Transaction Agreement and Plan of Merger, dated as of January 9, 2022 among R1 RCM Inc., Project Roadrunner Parent Inc., Project Roadrunner Merger Sub Inc., Revint Holdings, LLC, CoyCo 1, L.P. and CoyCo 2, L.P. (included as Exhibit A to the proxy statement/prospectus)**

3.1	Restated Certificate of Incorporation of R1 RCM Inc., as amended	S-1	333-162186	3.2	April 26, 2010

3.2	Amended and Restated Bylaws of R1 RCM Holdco Inc.	S-1	333-162186	3.4	April 26, 2010

3.3	Certificate of Amendment to Restated Certificate of Incorporation of R1 RCM Inc., as amended	8-K	001-34746	3.1	August 20, 2015

3.4	Amendment No. 1 to the Amended and Restated Bylaws of R1 RCM Holdco Inc.	8-K	001-34746	3.2	August 20, 2015

3.5	Certificate of Amendment to Restated Certificate of Incorporation of R1 RCM Inc.	8-K	001-34746	3.1	January 5, 2017

3.6	Amendment No. 2 to the Amended and Restated Bylaws	8-K	001-34746	3.3	January 5, 2017

3.7	Form of Amended and Restated Certificate of Incorporation of Project Roadrunner Parent Inc.**

3.8	Form of Amended and Restated Bylaws of Project Roadrunner Parent Inc.**

3.9	Certificate of Designations of R1 RCM Inc.’s 8.00% Series A Convertible Preferred Stock	10-K	001-34746	3.5	March 10, 2016

3.10	Certificate of Amendment to Certificate of Designation of 8.00% Series A Convertible Preferred Stock, Par Value $0.01 Per Share of R1 RCM Inc.	8-K	001-34746	3.2	January 5, 2017

3.11	Certificate of Elimination of 8.00% Series A Convertible Preferred Stock of R1 RCM Inc.	8-K	001-34746	3.3	January 5, 2017

5.1	Opinion of Kirkland & Ellis LLP regarding the validity of securities being registered**

8.1	Tax Opinion of Kirkland & Ellis LLP*

10.1	Form of Second Amended and Restated Registration Rights Agreement between the R1 RCM Inc., R1 RCM Holdco Inc., TCP-ASC, IHC Health Services, Inc., LifePoint Health, Inc., CoyCo 1, L.P. and CoyCo 2, L.P. (included as Annex B to the proxy statement/prospectus)**

10.2	Form of Amended and Restated Investor Rights Agreement between the R1 RCM Inc., R1 RCM Holdco Inc. and TCP-ASC ACHI Series LLLP (included as Annex C to the proxy statement/prospectus)**

10.3	Form of Investor Rights Agreement between R1 RCM Inc., CoyCo 1, L.P. and CoyCo 2, L.P. (included as Annex D to the proxy statement/prospectus)**

10.4	Voting Agreement, dated as of January 9, 2022, between the R1 RCM Inc., Revint Holdings, LLC and TCP-ASC ACHI Series LLLP (included as Annex F to the proxy statement/prospectus)**

23.1	Consent of Kirkland & Ellis LLP (included in the opinion filed as Exhibit 5.1)**

23.2	Consent of Ernst & Young LLP**

23.3	Consent of Deloitte & Touche LLP**

23.4	Consent of Centerview Partners LLC**

23.5	Consent of Kirkland & Ellis LLP (included in the opinion filed as Exhibit 8.1)*

24.1	Powers of Attorney**

107	Filing Fee Table**

*	Indicates filed herewith.
**	Indicates previously filed.

Item 22.	Undertakings

(a)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray, State of Utah, on April 19, 2022.

Project Roadrunner Parent Inc.

By:	/s/ Rachel Wilson
Name:	Rachel Wilson
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 19, 2022:

Signature	Title

* Joseph Flanagan	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Rachel Wilson Rachel Wilson	Chief Financial Officer and Treasurer (Principal Financial Officer)

* Richard B. Evans, Jr.	Corporate Controller (Principal Accounting Officer)

* Agnes Bundy Scanlan	Director

* David M. Dill	Director

* Michael C. Feiner	Director

* John B. Henneman III	Lead Director

* Neal Moszkowski	Director

* Ian Sacks	Director
* Jill Smith	Director
* Anthony J. Speranzo	Chair of the Board
* Anthony R. Tersigni	Director
* Albert R. Zimmerli	Director

*   The undersigned, by signing her name hereto, signs and executes this Amendment to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatures and previously filed with the Securities and Exchange Commission on April 7, 2022.

/s/ Rachel Wilson
Rachel Wilson
Attorney-in-Fact